Exhibit 99.1

News Release

Christie Kelly announces her departure from JLL
CAO Trish Maxson becomes interim CFO

CHICAGO, September 18, 2018 — Jones Lang LaSalle Incorporated (NYSE: JLL) today announced that Christie Kelly has resigned as Chief Financial Officer in order to pursue other opportunities. Chief Administrative Officer Trish Maxson will expand her remit to become interim CFO until a permanent successor is in place. The changes take immediate effect, with Kelly staying on with JLL until year-end to ensure a smooth transition.

JLL CEO Christian Ulbrich said: “Christie can reflect with pride on her significant contribution over her five years with JLL. She has guided the development of our strong and talented Finance and Investor Relations leadership teams who will now provide excellent advice and support to Trish Maxson as she steps into the interim CFO role.”

During Christie Kelly’s tenure, JLL’s revenue doubled through organic growth and 70 acquisitions.  Among other achievements, she oversaw sustained improvement in the company’s investment-grade balance sheet, steered major technology enhancements in the global finance platform, and elevated the investor relations capability, notably with the appointment of Grace Chang in 2016 as Investor Relations Director.

Mr Ulbrich continued: “We have strong continued momentum across our business and we are on track to achieve record financial performance for Q3, and for 2018 overall.  We are also making great progress in the implementation of our transformational Beyond strategic vision which will guide JLL’s long-term growth and success deep into the next decade.  This is therefore an opportune time for Christie to hand on the CFO baton.  She will leave JLL with our sincere thanks and warm wishes for continued success.”

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About JLL

JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with nearly 300 corporate offices, operations in over 80 countries and a global workforce of 86,000 as of June 30, 2018. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit jll.com.

Cautionary Note Regarding Forward-Looking Information

This news release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, without limitation, known and unknown risks, uncertainties, and other factors which may cause JLL’s actual results, performance, achievements, plans and objectives, to be materially different from those expressed or implied by such forward-looking statements. Any forward-looking statements speak only as of the date of this release, and except to the extent required by applicable securities laws, we expressly disclaim any obligation or undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in our expectations or results, or any change in events.

We caution investors not to rely unduly on any forward-looking statement and urge you to carefully consider the risks described in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, filed with the Securities and Exchange Commission.

Connect with us

Contact: Gayle Kantro

Phone: +1 312 228 2795

Email: gayle.kantro@am.jll.com